Exhibit 99.1


               Pediatrix Reports Revenues for 2006 Third Quarter,
                        Same-Unit Growth of 15.6 Percent


     FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Nov. 2, 2006--Pediatrix Medical Group, Inc. (NYSE:PDX) today reported revenues for the three months and nine months ended September 30, 2006. Additional financial results will be issued upon completion of a review of the Company's historic stock option practices that was announced in August 2006.

     For the three months ended September 30, 2006, Pediatrix reported net patient service revenue of $215.8 million, up 21 percent from $178.1 million for the same period of 2005.

     The increased revenue was the result of same-unit revenue growth of 15.6 percent, as well as contributions from acquisitions. Same-unit revenue growth included the favorable impact of a new billing code for neonatal physician services introduced this year, improved reimbursement from commercial payors, and increased patient service volume from neonatal, maternal-fetal medicine and pediatric cardiology physician subspecialty practices. Patient volume at neonatal intensive care units staffed by Pediatrix physicians increased by 3.2 percent for the 2006 third quarter when compared to the 2005 third quarter.

     For the nine months ended September 30, 2006, Pediatrix had net patient service revenue of $607.2 million, up 18 percent from the prior-year period.

     At September 30, 2006, Pediatrix had cash and equivalents of $62.5 million, and net accounts receivable of $119.9 million. The Company's cash position reflects the payment of $25.1 million to settle the previously announced Medicaid and TRICARE investigation. Pediatrix had no amounts outstanding under its $225 million revolving credit facility at the end of the 2006 third quarter.

     Pediatrix has invested $90.8 million of its cash to acquire eight physician group practices during 2006 year to date.

     Option Grant Practices Review

     The Audit Committee of Pediatrix's Board of Directors is continuing its review of the Company's practices relating to its historical stock option grants. At this time, Pediatrix does not anticipate that this review will be completed in time for the filing deadline for its 2006 third quarter Form 10-Q.

     Earnings Conference Call

     Pediatrix Medical Group, Inc. will host an investor conference call to discuss the quarterly revenue results at 10 a.m. (ET) today. The conference call Webcast may be accessed from the Company's Website, www.pediatrix.com. A telephone replay of the conference call will be available from 1 p.m. (ET) today through midnight (ET) November 15, 2006 by dialing 800-475-6701, access code 845653. The replay will also be available at www.pediatrix.com.

     About Pediatrix

     Pediatrix Medical Group, Inc. is the nation's leading provider of newborn, maternal-fetal and pediatric physician subspecialty services. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care by identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Founded in 1979, its neonatal physicians provide services at more than 240 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 890 physicians in 32 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

     Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors". Additional factors include, but are not limited to, uncertainties related to: the time needed to complete an Audit Committee inquiry into historic stock option grant practices; whether or not the Audit Committee's inquiry would lead to the discovery of accounting errors or other adverse facts and possible regulatory action or litigation.


     CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
              Bob Kneeley, Director, Investor Relations
              954-384-0175, x-5300
              bob_kneeley@pediatrix.com